Exhibit 10.3

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between Ramesh Nuggihalli (“Executive”) and Fuel Tech, Inc., a Delaware corporation (the “Company”), effective as of July 31, 2026 (the “Effective Date”).

RECITALS

A.    On the Effective Date, Company has retained Executive to serve as its President and Chief Executive Officer pursuant to the terms of an employment agreement executed contemporaneously with this Agreement (the “Employment Agreement”).

B.    It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

C.    The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value.

D.    The Board believes that it is imperative to provide Executive with certain benefits upon Executive’s termination of employment following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

E.    Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.    Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.    At-Will Employment. The Company and Executive acknowledge that, subject to the terms of the Employment Agreement, Executive’s employment is and will continue to be at-will. As an at-will employee, either the Company or the Executive may terminate the employment relationship at any time, with or without Cause or for Good Reason. If Executive’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement,the Employment Agreement and any outstanding equity award agreement between the Company and Executive (including, without limitation, the initial Restricted Stock Unit Agreement being executed contemporaneously with this Agreement).

3.	Severance Benefits.

(a)    Involuntary Termination Following a Change of Control. If on or within twelve (12) months following a Change of Control, the Company (or any parent or subsidiary of the Company) terminates Executive’s employment without Cause, or the Executive resigns from such employment for Good Reason, and Executive signs and does not revoke the Company’s then current standard release of claims form, provided that such release of claims becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”), then subject to this Section 3, Executive will receive the following:

(i)    Severance Payment. Executive will receive severance pay (less applicable withholding taxes) in the form of a lump sum payment equivalent to twelve (12) months of Executive’s base salary (as in effect immediately prior to (A) the Change of Control, or (B) Executive’s termination, whichever is greater).

(ii)    Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for periods of coverage beyond that permitted by COBRA for Executive and Executive’s eligible dependents within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of six (6) months from the last date of employment of the Executive with the Company, or (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy.

(iii)    Performance Bonus. Any and all cash or equity short-term and/or long-term performance bonuses in the manner and method prescribed by the Employment Agreement (or any successor employment agreement entered into between Executive and the Company) To the extent that the Company achieves the performance metrics that would have entitled Executive to a cash STI payment and/or an issuance of time-vested RSU units pursuant to the LTI for the year in which such termination occurs (as determined by the Compensation Committee by March 31 in the year following such performance period), a cash payment and RSU units (which shall be immediately vested) pro-rated based on the number of days elapsed in the applicable performance period through the termination date; and

(iv)    For the avoidance of doubt, it is understood and agreed that with respect to 300,000 time-vested RSUs being granted to Executive contemporaneously with the execution of this Agreement (the “Initial RSUs”), such Initial RSUs will also immediately vest in the event, within twelve (12) months following a Change in Control, Executive’s employment is (1) terminated without Cause; (2) terminated by the Executive for Good Reason; or (3) terminated due to death or Disability.

(b)    Timing of Payments.

(i)    If the release of claims does not become effective by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the release of claims becomes effective and irrevocable. In the event the termination occurs at a time during the calendar year when the release of claims could become effective in the calendar year following the calendar year in which Executive’s termination occurs (whether or not it actually becomes effective in the following year), then any severance payments or benefits under this Agreement that would be considered Deferred Compensation Severance Benefits (as defined in Section 3(f)(i) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the latest to occur of: (A) the date the release of claims becomes effective and irrevocable, (B) such time as required by the payment schedule applicable to each payment or benefit as set forth in Section 3(a), or (C) such time as required by Section 3(f).

(ii)    Unless otherwise required by Section 3(f), the Company will pay any severance payments set forth in Section 3(a) in a lump-sum payment payable within fifteen (15) days following Executive’s termination date; provided, however, that no severance or other benefits, other than the accrued compensation set forth in Section 3(g), will be paid or provided until the release of claims becomes effective and irrevocable, and such severance amounts or benefits otherwise payable between Executive’s termination date and the date such release becomes effective and irrevocable will be paid on the date the release becomes effective and irrevocable. If Executive should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment promptly following such event to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(c)    Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (other than for Good Reason during the period that is on or within twelve (12) months following a Change of Control) or (ii) for Cause by the Company (or any parent or subsidiary of the Company), then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.

(d)    Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.

(e)    Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary of the Company) on or within 12 months following a Change of Control, the provisions of this Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment on or within 12 months following a Change of Control other than those benefits expressly set forth in this Section 3; provided, however that it is understood and agreed that nothing in this Agreement shall affect Executive's rights to accrued or vested compensation or benefits, equity awards, D&O insurance coverage, or any other rights provided under any equity award agreement, benefit plan or other agreement with the Company.

(f)    Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, no severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iv)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(v)    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(g)    Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company will pay Executive any unpaid base salary due for periods prior to the Termination Date; (ii) the Company will pay Executive all of Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Executive, the Company will reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date. These payments will be made promptly upon termination and within the period of time mandated by law.

4.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3(a)(i) will be either:

(a)    delivered in full, or

(b)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: reduction of cash payments; cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G), cancellation of accelerated vesting of equity awards; reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Employee’s equity awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.

5.    Definitions. The following terms referred to in this Agreement will have the following meanings:

(a)    Cause. shall have the meaning set forth in any Employment Agreement, consulting, or other written agreement between the Participant and the Company. In addition, if there is no Employment Agreement, consulting, or other written agreement between the Company and the Participant or if such agreement does not define “Cause” to the extent provided for below then for purposes of this Agreement, “Cause” both thereunder and under this Agreement shall mean, as determined by the Committee in its sole judgment, conviction of the Participant under, or a plea of guilty by the Participant to any state or federal felony charge (or the equivalent thereof outside of the United States); any instance of fraud, embezzlement, self-dealing, insider trading or similar malfeasance with respect to the Company or its affiliates regardless of amount; substance or alcohol abuse; or other conduct for which dismissal has been identified in the Company’s Code of Business Ethics and Conduct or the applicable Employee Handbook of the Company or its affiliates, or any successor manual, as a potential disciplinary measure.

In addition, the Participant’s employment or service shall be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this Plan, no act or failure to act on the Participant’s part shall be considered “willful” unless it is done, or omitted to be done, by him or her in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Company.

Notwithstanding the foregoing, after the Executive’s employment ends, the termination may be reclassified as a termination for Cause based on newly discovered facts only if those facts prove that the Executive engaged in any of the following during their employment: fraud, embezzlement, self-dealing, or insider trading; a felony conviction or guilty plea; or any other willful misconduct that materially harms the Company.

(b)    Change of Control. “Change of Control” of the Company shall have the meaning ascribed to such term in the Fuel Tech, Inc. 2014 Incentive Plan, as amended, or any successor equity incentive plan approved by the Board and a majority of the stockholders of the Company.

(c)    Disability. “Disability” means (i) a permanent or long-term disability as defined in any individual agreement between the Company and the Participant or (ii) if there is no such agreement or if such agreement does not define Disability, that a Participant is either:

(i)    unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)    by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the disability benefits plan(s) of the Company.

(d)    Good Reason. “Good Reason” shall have the meaning set forth in any Employment Agreement, consulting, or other written agreement between the Participant and the Company and, if there is no employment, consulting, or other written agreement between the Company and the Participant or if such agreement does not define “Good Reason” then for purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, without the Participant’s prior written consent:

(i)    Any material diminution in the Participant’s assigned duties, responsibilities and/or authority;

(ii)    Any material reduction in the Participant’s base compensation;

(iii)    The Company requires the Participant to be based at a location that is more than thirty-five (35) miles further from the Participant’s residence than the location of the Participant’s principal job location or office immediately prior to the Change in Control (except for required travel on Company’s business to an extent substantially consistent with the Participant’s then present business travel obligations); or

(iv)    Any other action or inaction that constitutes a material breach by the Company of any agreement under which the Participant provides services to the Company.

(e)    Section 409A Limit. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A‑1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

6.	Successors.

(a)    The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and will agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)    Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.    Notice.

(a)    General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

(b)    Notice of Termination. Any termination by the Company for Cause or termination as a result of a voluntary resignation will be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).

8.    Miscellaneous Provisions.

(a)    Termination. Notwithstanding anything to the contrary contained in this Agreement, if pursuant to the Employment Agreement Executive elects to receive a Transaction Completion Bonus (“TCB”) as such term is defined pursuant to the Employment Agreement, then effective as of the time of such election this Agreement shall automatically terminate and be of no further force or effect. For the avoidance of doubt, Executive may receive the TCB under the Employment Agreement or severance benefits pursuant to this Agreement, but not both.

(b)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(c)    Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(d)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(e)    Entire Agreement. This Agreement, the Employment Agreement and the RSU Grant Agreement reflecting the granting of the Initial RSUs constitute the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

(f)    Choice of Law. The laws of the State of Illinois shall govern the validity, interpretation, construction, and performance of this Agreement, without regard to the conflict of laws principles thereof.

(g)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(h)    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(i)    Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

FUEL TECH, INC.

By:	/s/ Sharon L. Jones	/s/ Ramesh Nuggihalli
	Sharon L. Jones	Ramesh Nuggihalli
Its:	Director